CUSIP No. 01609W102	13G	Page 11 of 11 pages

Exhibit 99.2

ITEM 7 INFORMATION

The securities being reported on by SoftBank Group Corp. as a parent holding company include securities that are owned by, or may be deemed to be beneficially owned by, Skywalk Finance GK, a Japanese corporation, and West Raptor Holdings, LLC, a Delaware limited liability company. Skywalk Finance GK is a direct, wholly-owned subsidiary of SoftBank Group Corp. West Raptor Holdings, LLC is an indirect, wholly-owned subsidiary of SoftBank Group Corp.